Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors
XM Satellite Radio Holdings Inc.:

We consent to the incorporation by reference in the registration statement (No. 333-144845) on Form S-4 Amendment No. 1 filed by Sirius Satellite Radio Inc., in conjunction with the proposed merger of XM Satellite Radio Holdings Inc and Sirius Satellite Radio Inc., of our reports dated March 1, 2007 with respect to the consolidated balance sheets of XM Satellite Radio Holdings Inc. and subsidiaries as of December 31, 2006 and 2005 and the related consolidated statements of operations, stockholders’ equity (deficit) and cash flows for each of the years in the three-year period ended December 31, 2006, the related consolidated financial statement schedule, management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2006, and the effectiveness of internal control over financial reporting as of December 31, 2006, which reports appear in the December 31, 2006 annual report on Form 10-K of XM Satellite Radio Holdings Inc. and to the reference to our firm under the heading “Experts” in the Registration Statement.

Our report with respect to the consolidated financial statements refers to the Company’s change in the method of accounting for stock-based compensation effective January 1, 2006.

/s/ KPMG LLP

McLean, VA
August 27, 2007